Exhibit 21.1

Name of Subsidiary	Jurisdiction of Incorporation or Organization
IntercontinentalExchange Holdings	United Kingdom
ICE Futures Europe	United Kingdom
ICE Futures U.S., Inc.	Delaware, U.S.A